Exhibit 99.1

U.S. Physical Therapy Reports Third Quarter Results

Quarter and Year-to-Date Net Income Both Increase More Than 20%

HOUSTON--(BUSINESS WIRE)--November 5, 2009--U.S. Physical Therapy, Inc. (NasdaqGS: USPH), a national operator of outpatient physical therapy clinics, today reported results for the quarter and nine months ended September 30, 2009.

U.S. Physical Therapy’s net income for the third quarter 2009 increased to $3.1 million, or $.26 per diluted share, as compared to $2.5 million, or $.21 per diluted share, in the third quarter of 2008. For the nine months ended September 30, 2009, net income was $9.5 million, or $.80 per diluted share, as compared to $7.8 million, or $.65 per diluted share, for the comparable period in the prior year.

Third Quarter 2009 compared to Third Quarter 2008

  Net revenue increased 8.1% from $47,232,000 to $51,037,000 due to a 2.0% increase in patient visits from 470,000 to 479,000 and an increase in average net patient revenue per visit of $5.31, or 5.4%, from $98.11 to $103.42.
  Gross margin increased 290 basis points to 25.4% from 22.5%. Total clinic operating costs were $38,052,000, or 74.6% of net revenue, as compared to $36,624,000, or 77.5% of net revenue, in the 2008 quarter. Clinic salaries and related costs as a percentage of net revenue declined to 52.6% for the third quarter of 2009 versus 54.3% for the 2008 comparable period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenue were 19.9% for the 2009 third quarter versus 21.5% for the 2008 comparable period. The provision for doubtful accounts was 2.0% of net revenue in the third quarter 2009 as compared to 1.6% in the 2008 third quarter.
  Corporate office costs were 11.3% of net revenue for the 2009 quarter versus 9.9% for the 2008 quarter. The increase is primarily the result of higher incentive compensation accruals. Corporate office costs were $5,790,000 in the third quarter of 2009 versus $4,677,000 in the 2008 third quarter.
  Operating income increased by $1,264,000, or 21.3%, to $7,195,000 from $5,931,000 for the 2008 third quarter. The operating income margin percentage of 14.1% was a 150 basis point improvement as compared to 12.6% for the third quarter 2008.
  Net income attributable to common shareholders rose 22.5% from $2,531,000 in the third quarter 2008 to $3,101,000 in the third quarter 2009. Diluted earnings per share increased to $.26 from $.21.
  Same store revenues for de novo and acquired clinics open for one year or more, increased 1.4%. Same store visits decreased by 3.8% while the average net rate per visit increased by 5.4%.
  During the third quarter of 2009, the Company opened five new de novo clinics and closed four clinics ending the period with a total of 367 clinics.

Nine Months 2009 compared to Nine Months 2008

  For the nine months ended September 30, 2009, net revenue increased 8.0% from $139,872,000 for the 2008 comparable period to $150,993,000 due to a 2.4% increase in patient visits from 1,395,000 to 1,430,000 and an increase in average net patient revenue per visit of $4.66, or 4.8%, from $97.84 to $102.50.
  Gross margin increased to 26.0% from 23.9%. Total clinic operating costs were $111,805,000 or 74.0% of net revenue as compared to $106,474,000 or 76.1% of net revenue in the 2008 period. Clinic salaries and related costs as a percentage of net revenue were 52.1% for the 2009 period versus 53.3% for the 2008 comparable period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenue were 20.2% for the 2009 period versus 21.1% for the 2008 comparable period. The provision for doubtful accounts was 1.7% of net revenue versus 1.6% for the comparable period.
  Corporate office costs were 11.3% of net revenue for the 2009 period versus 10.8% for the 2008 comparable period. Corporate office costs were $17,049,000 in the 2009 period versus $15,170,000 in the 2008 comparable period.
  Operating income increased by $3,911,000, or 21.5%, to $22,139,000 from $18,228,000 for the 2008 period. The operating income margin percentage of 14.7% was a 170 basis point improvement as compared to 13.0% for the 2008 comparable period.
  Net income attributable to common shareholders rose 22.0% from $7,771,000 in the 2008 period to $9,477,000 in the 2009 period. Diluted earnings per share increased to $.80 from $.65.
  Same store revenues for de novo and acquired clinics open for one year or more increased 2.3%. Same store visits decreased by 2.3% while the average net rate per visit increased by 4.7%.
  During the first nine months of 2009, the Company opened 14 new de novo clinics and closed seven clinics for a net addition of seven clinics for a total of 367 clinics at September 30, 2009.

Chris Reading, Chief Executive Officer, said “Although the environment we have operated in this year has been very challenging, our team has worked hard to realize significant operational improvements. While we expect the near term environment to be difficult, we believe that we will see continued improvements which will have a positive effect on our overall business. We remain committed to building on our strong foundation of organic growth, selective acquisitions and focused service and operational enhancements as we work to invest in the growth of our company and leverage our strong cash flow.”

Larry McAfee, Chief Financial Officer, noted “U.S. Physical Therapy has produced significant positive net cash flow year-to-date. In the past nine months debt has been reduced by more than $9 million despite 14 new clinic openings and $5.6 million having been used for the repurchase of USPH common stock.”

Management Increases 2009 Earnings Guidance

U.S. Physical Therapy’s management is increasing its earnings guidance for the Company for the calendar year 2009 to net earnings of $11,550,000 to $11,800,000 or $.99 to $1.00 in diluted earnings per share. Prior guidance had been for net earnings of $10,900,000 to $11,500,000 or $.93 to $.98 in diluted earnings per share.

U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time on Thursday, November 5, 2009 to discuss the Company’s Third Quarter 2009 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 34493430 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 120 days at this website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to opening new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  revenue and earnings expectations;
  general economic conditions;
  general business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;

  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 367 clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy was recently named to Forbes list of America’s 200 Best Small Companies for 2009.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

(See Financials Attached)

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net patient revenues	$49,578	$46,128	$146,533	$136,530
Management contract revenues and other revenues	1,459	1,104	4,460	3,342
Net revenues	51,037	47,232	150,993	139,872

Clinic operating costs:
Salaries and related costs	26,823	25,661	78,656	74,583
Rent, clinic supplies, contract labor and other	10,179	10,174	30,490	29,515
Provision for doubtful accounts	1,001	747	2,576	2,230
Closure costs	49	42	83	146
Total clinic operating costs	38,052	36,624	111,805	106,474

Corporate office costs	5,790	4,677	17,049	15,170

Operating income	7,195	5,931	22,139	18,228

Interest and other income (expense)	2	(24)	7	250
Interest expense	(93)	(158)	(294)	(421)

Income from operations	7,104	5,749	21,852	18,057
Provision for income taxes	1,964	1,635	6,085	5,054
Net income including noncontrolling interests	5,140	4,114	15,767	13,003

Less: net income attributable to noncontrolling interests	(2,039)	(1,583)	(6,290)	(5,232)
Net income attributable to common shareholders	$3,101	$2,531	$9,477	$7,771

Earnings per share attributable to common shareholders:
Basic	$0.27	$0.21	$0.81	$0.65

Diluted	$0.26	$0.21	$0.80	$0.65

Shares used in computation:
Basic	11,570	11,918	11,734	11,881
Diluted	11,748	12,132	11,781	12,043

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Numerator:
Net income attributable to common shareholders	$3,101	$2,531	$9,477	$7,771

Denominator:
Denominator for basic earnings per share - weighted-average shares	11,570	11,918	11,734	11,881
Effect of dilutive securities - Stock options	178	214	47	162
Denominator for diluted earnings per share - adjusted weighted-average shares	11,748	12,132	11,781	12,043

Earnings per share attributable to common shareholders:
Basic	$0.27	$0.21	$0.81	$0.65

Diluted	$0.26	$0.21	$0.80	$0.65

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$9,326	$10,113
Patient accounts receivable, less allowance for doubtful accounts of $1,976 and $2,275, respectively	23,715	25,853
Accounts receivable - other	706	898
Other current assets	2,260	1,857
Total current assets	36,007	38,721

Fixed assets:
Furniture and equipment	32,207	30,947
Leasehold improvements	19,209	18,061
	51,416	49,008
Less accumulated depreciation and amortization	36,314	33,167
	15,102	15,841
Goodwill	56,069	55,886
Other intangible assets, net	6,079	6,452
Other assets	855	1,347
	$114,112	$118,247

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,211	$1,481
Accrued expenses	13,479	11,752
Current portion of notes payable	1,086	1,380
Total current liabilities	15,776	14,613
Notes payable	280	1,012
Revolving line of credit	3,400	11,400
Deferred rent	1,097	1,103
Other long-term liabilities	1,698	2,297
Total liabilities	22,251	30,425

Commitments and contingencies

Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders's equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 13,829,970 and 14,252,053 shares issued, respectively	138	142
Additional paid-in capital	39,380	43,648
Retained earnings	78,923	69,446
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	86,813	81,608
Noncontrolling interests	5,048	6,214
Total equity	91,861	87,822
	$114,112	$118,247

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Nine Months Ended September 30,
	2009	2008

OPERATING ACTIVITIES
Net income including noncontrolling interests	$15,767	$13,003
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	4,439	4,446
Provision for doubtful accounts	2,576	2,230
Equity-based awards compensation expense	1,213	1,157
Loss on sale or abandonment of assets	103	164
Excess tax benefit from exercise of stock options	(44)	(128)
Recognition of deferred rent subsidies	(362)	(323)
Deferred income tax	190	299
Write-off of goodwill	-	88
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(513)	(2,557)
Decrease in accounts receivable - other	192	278
Increase in other assets	(32)	(641)
Increase in accounts payable and accrued expenses	1,534	2,520
(Decrease) increase in other liabilities	(546)	236
Net cash provided by operating activities	24,517	20,772

INVESTING ACTIVITIES
Purchase of fixed assets	(3,282)	(3,173)
Purchase of businesses, net of cash acquired	-	(11,547)
Acquisitions of noncontrolling interests	(135)	(1,396)
Proceeds on sale of fixed assets	53	98
Net cash used in investing activities	(3,364)	(16,018)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(7,429)	(5,237)
Purchase and retire of common stock	(5,586)	-
Proceeds from revolving line of credit	17,450	12,300
Payments on revolving line of credit	(25,450)	(10,500)
Payment of notes payable	(1,026)	(763)
Excess tax benefit from stock options exercised	44	128
Proceeds from exercise of stock options	57	495
Net cash used in financing activities	(21,940)	(3,577)

Net (decrease) increase in cash and cash equivalents	(787)	1,177
Cash and cash equivalents - beginning of period	10,113	7,976
Cash and cash equivalents - end of period	$9,326	$9,153

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for :
Income taxes	$6,946	$4,272
Interest	$268	$402
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$-	$951

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC DEVELOPMENT ACTIVITY

	Opened	Acquired	Sold	Closed	Number of Clinics

Year Ended, December 31, 2006	30	8	(1)	(31)	292

First Quarter 2007, March 31, 2007	3	--	--	(2)	293

Second Quarter 2007, June 30, 2007	6	--	--	(1)	298

Third Quarter 2007, September 30, 2007	2	52	--	(6)	346

Fourth Quarter 2007, December 31, 2007	6	--	--	(3)	349

Year Ended, December 31, 2007	17	52	--	(12)	349

First Quarter 2008, March 31, 2008	4	1	--	(3)	351

Second Quarter 2008, June 30, 2008	7	9	--	(3)	364

Third Quarter 2008, September 30, 2008	3	--	(1)	(2)	364

Fourth Quarter 2008, December 31, 2008	2	4	--	(10)	360

Year Ended, December 31, 2008	16	14	(1)	(18)	360

First Quarter 2009, March 31, 2009	6	-	-	(1)	365

Second Quarter 2009, June 30, 2009	3	-	-	(2)	366

Third Quarter 2009, September 30, 2009	5	-	-	(4)	367

Nine Months 2009, September 30, 2009	14	-	-	(7)	367

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer, 713-297-7000
or
Chris Reading, Chief Executive Officer, 713-297-7000